SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]Preliminary Proxy Statement   [ ]Confidential, for Use of the Commission Only
                                    (as permitted by Rule 14a-6 (e) (2))
[X]Definitive Proxy Statement
[ ]Definitive Additional Materials
[ ]Soliciting Material Pursuant to sec. 240.14a-11 (c) or sec.  240.14a-12

                           Goodrich Petroleum Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act le
    0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

--------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
(3) Filing Party:

--------------------------------------------------------------------------------
(4) Date Filed:

--------------------------------------------------------------------------------

                         GOODRICH PETROLEUM CORPORATION

                                 Houston, Texas



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 12, 1998



To the Stockholders:

     A Special Meeting of the Stockholders of Goodrich Petroleum Corporation, a Delaware corporation (the "Company"), will be held at the Company's offices, 333 Texas Street, Suite 1375, Shreveport, Louisiana, 71101, on March 12, 1998, at 8:00 a.m. local time, for the following purposes:

     1. Consider and vote upon a proposal to authorize an amendment to the Company's Restated Certificate of Incorporation to effect a reverse stock split that would result in the reclassification of each eight
          (8) shares of Common Stock held into one (1) share and to reduce the number of shares of authorized common stock from 100,000,000 to 25,000,000.

     2. Transact such other business as may be properly brought before the Special Meeting and any adjournments thereof.

     Only holders of record of the Company's common stock, par value $.20 per share, at the close of business on February 6, 1998 are entitled to notice of and to vote at the Special Meeting.


                                           By Order of the Board of Directors,




                                           Walter G. "Gil" Goodrich
                                           President and Chief Executive Officer

Houston, Texas
February 16, 1998


     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE MEETING BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                         Goodrich Petroleum Corporation
                                 5847 San Felipe
                                    Suite 700
                              Houston, Texas 77057

                                -----------------

                                 PROXY STATEMENT
                                -----------------

                               GENERAL INFORMATION


     This Proxy Statement is being furnished to the common stockholders of Goodrich Petroleum Corporation, a Delaware corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at a Special Meeting of Stockholders to be held on March 12, 1998, and any adjournment thereof. The Special Meeting has been called to consider and vote upon a proposal to authorize an amendment to the Company's Restated Certificate of Incorporation to effect a reverse stock split that would result in the reclassification of each eight (8) shares of the Company's common stock, par value $.20 per share (the "Common Stock") held into one (1) share of Common Stock and to reduce the authorized number of shares of Common Stock from 100,000,000 to 25,000,000.

     Only holders of record of the Company's Common Stock as of February 6, 1998 (the "Record Date") are entitled to notice of and to vote at the Special
Meeting. Approval of the proposal will require the affirmative vote of a majority of the outstanding shares of Common Stock. At the close of business on the Record Date, there were 41,859,222 shares of Common Stock outstanding. Holders of shares of Common Stock are entitled to one vote per share. Each of the Company's executive officers and directors, who collectively own 10,665,112 shares of Common Stock, has indicated their intention to vote FOR the proposal.

     The cost of the solicitation of proxies for the Special Meeting will be borne by the Company, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which now accompany or may hereafter supplement it. Solicitation will be made by mail. The Company will also supply brokers or persons holding Common Stock in their names or in the names of their nominees with such number of proxies and proxy material as they may require for mailing to beneficial owners, and will reimburse them for their reasonable expenses incurred in connection therewith. In addition to solicitation by mail, certain directors, officers, and regular employees of the Company may solicit proxies by telegraph, telephone, and personal interview.

     The Company will retain an independent agent to receive and tabulate the proxies. Any stockholder giving the proxy enclosed with this Proxy Statement has the power to revoke such proxy at any time by filing with the Company a written revocation at or prior to the Special Meeting, by executing a proxy bearing a later date, or by attending the Special Meeting and voting in person the shares of Common Stock such stockholder is entitled to vote.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Special Meeting in accordance with the directions given. Stockholders may vote for approval of the amendment to the Company's Restated Certificate of Incorporation to effect a one for eight reverse stock split and reduce the number of shares of authorized Common Stock, against such proposal or may abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by each signed proxy will be voted FOR approval of amendment to the Company's Restated Certificate of Incorporation and at the discretion of the proxy holders on any other matter that may properly come before the Special Meeting or any adjournment thereof.

     A majority of the shares of Common Stock outstanding on the Record Date, present in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Since the approval of the proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock, abstentions and brokers non-votes will have the same effect as a vote against the proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a "broker non-vote"), those shares will not be considered as present and entitled to vote with respect to that matter and therefore will not affect the outcome of the vote.

     The Company anticipates that the proxy and Proxy Statement will be first sent to stockholders on or about February 16, 1998.


         PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO
        EFFECT THE REVERSE STOCK SPLIT AND TO REDUCE THE NUMBER OF SHARES
                           OF AUTHORIZED COMMON STOCK

     The Board of Directors of the Company has approved a proposal (the "Reverse-Split Proposal") authorizing, subject to shareholder approval, an amendment to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") to effect a reverse stock split of the Company's outstanding shares of Common Stock by reclassifying each eight (8) outstanding shares of Common Stock held ("Old Common Stock") into one (1) share of new common stock ("New Common Stock") and to reduce the number of shares of authorized Common Stock from 100,000,000 to 25,000,000. The certificate of amendment ("Certificate of Amendment") to effect the Reverse-Split Proposal is in the form attached to this Proxy Statement as Appendix A. Approval of the Reverse-Split Proposal by shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock.

General
-------

     The Company is presently authorized to issue up to 110,000,000 shares of stock, of which 100,000,000 shares are Common Stock, par value $.20 per share, and 10,000,000 shares are Preferred Stock, par value $1.00 per share ("Preferred Stock"). Currently outstanding are 796,318 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") and 750,000 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock"). The Reverse-Split Proposal would effect a reverse stock split of the Common Stock on the basis of one (1) share of New Common Stock for each eight (8) shares of outstanding Old Common Stock and would reduce the number of shares of authorized Common Stock from 100,000,000 to 25,000,000. The Reverse-Split Proposal would not affect the authorized number of shares of Preferred Stock.

Principal Effects of Reverse Stock Split
----------------------------------------

     The principal effects of the Reverse-Split Proposal will be:

      1. Based upon the 41,859,222 shares of Old Common Stock outstanding as of the Record Date, the adoption of the Reverse-Split Proposal would decrease the outstanding shares of Common Stock by approximately 87.5%, and thereafter approximately 5,232,400 shares of New Common Stock would be outstanding. The reverse split will not affect any shareholder's proportionate equity interest in the Company, subject to the provisions for the elimination of fractional shares as described below.

     2. The Company is authorized under its Certificate of Incorporation to issue up to 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The Reverse-Split Proposal would reduce the authorized Common Stock to 25,000,000 shares but would not change the authorized number of shares of Preferred Stock.

     3. As of December 31, 1997, there were outstanding options to purchase an aggregate of 2,711,534 shares of Old Common Stock under the Company's 1995 Stock Option Plan, the Company's 1995 Nonemployee Director Stock

         Option Plan and options assumed by the Company in its 1995 business combination with Patrick Petroleum Company (the "Stock Option Plans"). 2,711,534 shares of Old Common Stock are currently reserved for issuance upon exercise of the options with exercise prices ranging from $.6875 to $3.00. All of the outstanding options include provisions for adjustments in the number of shares covered thereby, and the exercise price thereof, in the event of a reverse stock split. If the Reverse-Split Proposal is approved and effected, there would be reserved for issuance upon exercise of all outstanding options a total of approximately 338,942 shares of New Common Stock. Each of the outstanding options would thereafter evidence the right to purchase 12.5% of the shares of Common Stock previously covered thereby, and the exercise price per share would be eight times the current exercise price.

      4. 2,651,739 shares of Old Common Stock are currently reserved for issuance upon conversion of all outstanding shares of Series A
         Preferred  Stock.  If  the  Reverse-Split   Proposal  is  approved  and
         effected, the conversion rate would be adjusted proportionately and there would be reserved for issuance for this purpose approximately 331,468 shares of New Common Stock.

      5. 750,000 shares of Old Common Stock are currently reserved for issuance upon conversion of 750,000 shares of Series B Preferred Stock. If the Reverse-Split Proposal is approved and effected, the conversion rate would be adjusted proportionately and there would be reserved for issuance for this purpose 93,750 shares of New Common Stock.

      6. The holders of shares of the Common Stock are entitled to receive distributions of cash or other property, if any, that may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor, subject to the dividend priority of the holders of Preferred Stock of the Company, if any. Although the reverse stock split will have an immediate effect on the Company's capital in excess of par value, the reverse stock split and its impact on capital in excess of par value will not affect distributions to the Company's stockholders. The Company has never paid cash dividends on the Common Stock and has no plans to pay cash dividends in the foreseeable future. The current policy of the Board of Directors is to retain all available earnings for use in the operation and expansion of the Company's business. Any future dividends will depend upon the Company's earnings, capital requirements, financial condition and other relevant factors.

     Assuming the Reverse-Split Proposal is approved and implemented, the Certificate of Amendment amending the Certificate of Incorporation will be filed with the Secretary of State of Delaware as promptly as practicable thereafter. The reverse stock split would become effective as of the close of business on the date of such filing (the "Effective Date").

Reasons for the Reverse-Split Proposal
--------------------------------------

     The Board of Directors believes the Reverse-Split Proposal is desirable for several reasons. The reverse stock split should enhance the acceptability of the Common Stock by the financial community and investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or the Company's reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon a stock trading below $5.00 as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. In addition, many leading brokerage firms are reluctant to recommend lower-priced securities to their clients, and a variety of brokerage house policies and practices currently tend to discourage individual brokers within firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions tends to have adverse impact upon holders of lower-priced stocks because the brokerage commission on a sale of a lower-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

     Although there can be no assurance that the price of the Company's Common Stock after the reverse stock split will actually increase in an amount proportionate to the decrease in the number of outstanding shares, the reverse stock split is intended to result in a price level for the Common Stock that will reduce the effect of the above described policies and practices, broaden investor interest and provide a market that will more closely reflect the Company's underlying value.

     There can be no assurance that any or all of these effects will occur, including, without limitation, that the market price per share of New Common Stock after the reverse stock split will be eight times the market price per share of Old Common Stock before the reverse stock split, or that such price will either exceed or remain in excess of the current market price. Further, there is no assurance that the market for the Common Stock will be improved. Stockholders should note that the Board of Directors cannot predict what effect the reverse stock split will have on the market price of the Common Stock.

Exchange of Stock Certificates and Elimination of Fractional Share Interests
----------------------------------------------------------------------------

     As soon as practicable after the Effective Date, shareholders will be notified and requested to surrender their Old Common Stock certificates for new certificates representing the number of whole shares of New Common Stock held by them after the reverse stock split. Until so surrendered, each certificate which formerly represented shares of Old Common Stock will be deemed for all corporate purposes after such Effective Date to evidence ownership of New Common Stock in the appropriately reduced number. Harris Trust and Savings Bank will be appointed exchange agent (the "Exchange Agent") to act for shareholders in effecting the exchange of their certificates.

     The Company will not issue any fractional shares of New Common Stock. In cases in which the Reverse-Split Proposal results in any shareholder holding a fraction of a share, the Company will pay the shareholder for such fractional interest on the basis of the average closing market price for the 10 trading days immediately preceding the Effective Date. Because the price of the Common Stock fluctuates, the amount to be paid for fractional shares cannot be determined until such date and may be greater or lesser than the price on the date that any shareholder executes his proxy.

     There were approximately 3,500 shareholders of record of the Company as of February 6, 1998. The Reverse-Split Proposal, if adopted, is not expected to cause a significant change in the number of shareholders.

     The Common Stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as a result, the Company is subject to periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Common Stock under the Exchange Act. After the Effective Date, trades of shares of the New Common Stock will be reported on the New York Stock Exchange under the symbol "GDP".

Certain Federal Income Tax Consequences
---------------------------------------

     The following is a summary of the material federal income tax consequences of the proposed reverse stock split. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations and proposed regulations, court decisions and current administrative rulings and pronouncements of the Internal Revenue Service ("IRS"), all of which are subject to change, possibly with retroactive effect, and assumes that the New Common
Stock will be held as a "capital asset" (generally, property held for investment) as defined in the Code. Holders of Old Common Stock are advised to consult their own tax advisers regarding the federal income tax consequences of the proposed reverse stock split in light of their personal circumstances and the consequences under state, local and foreign tax laws.

1. The reverse split will qualify as a recapitalization described in Section 368(a)(1)(E) of the Code.

2. No gain or loss will be recognized by the Company in connection with the reverse split.

3. No gain or loss will be recognized by a shareholder who exchanges all of his shares of Old Common Stock solely for shares of New Common Stock.

4. The aggregate basis of the shares of New Common Stock to be received in the reverse split (including any fractional share deemed received) will be the same as the aggregate basis of the shares of Old Common Stock surrendered in exchange therefor.

5. The holding period of the shares of New Common Stock to be received in the reverse split (including a fractional share deemed received) will include the holding period of the shares of Old Common Stock surrendered in exchange therefor.

6. A holder of Common Stock receiving cash in lieu of a fractional share will be treated as receiving the payment in connection with redemption of the fractional share, with the tax consequences of the redemption determined under Section 302 of the Code. As such, a holder of Common Stock will generally recognize gain or loss upon such payment equal to the difference, if any, between such shareholder's basis in the fractional share (as described in paragraph 4. above) and the amount of cash received. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shareholder's holding period exceeds one year. A holder of Common Stock receiving cash in lieu of a fractional share may be subject to dividend treatment on such payment if the redemption of the fractional share is "essentially equivalent to a dividend" under Section 302 of the Code. However, based on a published IRS ruling, dividend treatment is unlikely if, taking into account the constructive ownership rules set forth in Section 318 of the Code, (a) the shareholder's relative stock interest in the Company is minimal, (b) the shareholder exercises no control over the Company's affairs and (c) there is a reduction in the shareholder's proportionate interest in the Company.

     THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER OF COMMON STOCK IS URGED TO CONSULT WITH THEIR OWN TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, MUNICIPAL, FOREIGN OR OTHER TAXING JURISDICTION.

Vote Required
-------------

     Approval by shareholders of the proposed amendment to the Company's Certificate of Incorporation, in the form set forth on Appendix A hereto, effecting the reverse split of the Common Stock and the reduction of the number of shares of authorized Common Stock, requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

     For the reasons set forth above, the Board of Directors unanimously recommends a vote FOR the Reverse-Split Proposal.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, as of December 31, 1997, the number of shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially five percent or more of the outstanding shares of Common Stock,
(ii) each director of the Company, (iii) each of the executive officers of the Company, and (iv) all directors and executive officers of the Company as a group. If the Reverse-Split Proposal is approved, all share numbers set forth below would be reduced by approximately 87.5%.


                                                     Beneficial Ownership
                                                     --------------------
                 Name of Beneficial Owner         Amount             Percent
                 ------------------------         ------             -------

Walter G. Goodrich (1)..........................  10,265,215           23.4%
      5847 San Felipe, Suite 700
      Houston, TX  77057
Henry Goodrich (2)..............................   6,173,487           14.4%
      333 Texas St., Suite 1350
      Shreveport, LA  71101
Rochelle Rand (3)...............................   2,501,320            5.9%
      2550 Fifth Avenue, Suite 126
      San Diego, CA  92103
Leo Bromberg (4)................................   2,294,421            5.5%
      280 S. Beverly Dr., Suite 401
      Beverly Hills, CA  90212
Sheldon Appel (5) (6)...........................   1,646,317            3.9%
Roland L. Frautschi (7).........................     921,002            2.2%
Basil M. Briggs (6).............................      40,652               *
Benjamin F. Edwards, II (6).....................      42,000               *
Arthur A. Seeligson (6) (8).....................     190,000               *
Robert C. Turnham, Jr. (9)......................     282,809               *
Directors and Executive Officers
     as a Group(8 persons)(10)..................  14,134,654           30.6%
----------
  *   Less than 1%.

(1) Includes 4,402,152 shares held by HGF Partnership, and includes 1,024,676 shares issuable to HGF Partnership II upon the conversion of 114,874 shares of Series B Preferred Stock. Both partnerships are Louisiana partnerships  owned  by Henry  Goodrich  and  Walter  G.  Goodrich.  Henry
      Goodrich  is the  managing  general  partner  of HGF  Partnership  and HGF
      Partnership  II,  and  Walter  G.  Goodrich  holds  an  indirect   general
      partnership interest in both partnerships. Henry Goodrich exercises sole voting and investment power with respect to the shares held by both partnerships. Includes 382,668 shares issuable upon the conversion of 42,900 shares of Series B Preferred Stock. Also includes 2,201,076 shares currently owned by Goodrich Energy, Inc. and 491,965 shares issuable to Goodrich Energy, Inc. upon the conversion of 55,153 shares of Series B Preferred Stock. Walter G. Goodrich is the sole stockholder of Goodrich Energy, Inc. Also includes 13,320 shares of Common Stock issuable upon to conversion of 4,000 shares of Series A Preferred Stock and vested options to purchase 125,000 shares that are exercisable pursuant to the Company's 1995 Stock Option Plan. Henry Goodrich and Walter G. Goodrich beneficially own an aggregate of 11,011,874 shares, or 25.1% of the outstanding shares of Common Stock deemed to be outstanding.

(2) Includes 4,402,152 shares held by HGF Partnership, and includes 1,024,676 shares issuable to HGF Partnership II upon the conversion of 114,874 shares of Series B Preferred Stock. Both partnerships are Louisiana partnerships  owned  by Henry  Goodrich  and  Walter  G.  Goodrich.  Henry
      Goodrich  is the  managing  general  partner  of HGF  Partnership  and HGF
      Partnership, II and Walter G. Goodrich holds an indirect general partnership interest in both partnerships. Henry Goodrich exercises sole voting and investment power with respect to the shares held by both partnerships. Also includes vested options to purchase 100,000 shares that are currently exercisable pursuant to the Company's 1995 Stock Option Plan. Henry Goodrich and Walter G. Goodrich beneficially own an aggregate of 11,011,874 shares or 25.1% of the outstanding shares of Common Stock deemed to be outstanding.

(3) Includes 266,146 shares issuable upon the conversion of 29,837 shares of Series B Preferred Stock.

(4) Includes 1,160,667 shares held by Mr. Bromberg as trustee. Mr. Bromberg has advised the Company that he exercises sole investment and voting control over such shares. Also includes 175,635 shares issuable upon the conversion of 19,690 shares of Series B Preferred Stock held by Mr. Bromberg personally. Also includes 5,455 shares held in a limited partnership, the sole general partner of which is a corporation in which Mr. Bromberg is the sole shareholder.

(5) Includes 818,280 shares of Common Stock held and 670,980 shares issuable upon the conversion of 75,222 shares of Series B Preferred Stock held by the Sheldon Appel Company, a partnership affiliated with Mr. Appel. Mr. Appel has advised the Company that he exercises sole voting and investment power with respect to these shares. Also includes 7,167 shares allocated on a pro rata basis to Mr. Appel related to shares owned by a partnership in which Mr. Appel is a limited partner. Also includes 109,890 shares of Common Stock issuable upon the conversion of 33,000 shares of Series A Preferred Stock.

(6) Includes 40,000 shares issuable upon the exercise of outstanding stock options under the Company's 1995 Nonemployee Director Stock Option Plan.

(7) Includes 80,000 shares issuable upon the exercise of outstanding vested stock options under the Company's 1995 Stock Option Plan and 12,667 shares of Common Stock issuable upon the conversion of 3,500 and 300 shares of Series A Preferred Stock held personally and by his wife, respectively. Also includes 170,738 shares issuable upon the conversion of 19,141 shares of Series B Preferred Stock.

(8) Includes 40,000 shares issuable upon the exercise of outstanding stock options under the Company's 1995 Stock Option Plan.

(9) Includes 60,000 shares issuable upon the exercise of outstanding vested stock options under the Company's 1995 Stock Option Plan and 10,989 shares of Common Stock issuable upon the conversion of 3,300 shares of Series A Preferred Stock. Also includes 50,000 shares held and 16,650 shares of Common Stock issuable upon the conversion of 5,000 shares of Series A Preferred Stock held by Mr. Turnham's wife.

(10) The number of shares of Common Stock beneficially owned by all executive officers and directors as a group includes (i) 160,000 shares issuable upon the exercise of outstanding stock options under the Company's 1995 Nonemployee Director Stock Option Plan, (ii) 405,000 shares issuable upon the exercise of outstanding vested stock options under the Company's 1995 Stock Option Plan (iii) 163,516 shares issuable upon the conversion of 49,100 shares of Series A Preferred Stock, and (iv) 2,741,027 shares issuable upon the conversion of 307,290 shares of Series B Preferred Stock.


Proposals for 1998 Annual Meeting
---------------------------------

      Pursuant to various rules promulgated by the SEC, any proposal of holders of Common Stock intended to be presented to the annual meeting of stockholders of the Company to be held in 1998 must be received by the Company, addressed to Glynn E. Williams, Jr., Secretary, 5847 San Felipe, Suite 700, Houston, Texas 77057, no later than February 19, 1998, to be included in the Company proxy statement and form of proxy relating to that meeting. With respect to business to be brought before the Annual Meeting, the Company has not received any notices from its stockholders.

      In addition to the SEC rules described in the preceding paragraph, the Company's bylaws provide that for business to be properly brought before the Company's annual meetings of stockholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the

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direction of the Board of Directors or (c) otherwise properly brought before the meeting by a stockholder of the Company who is a stockholder of record at the time of giving of notice thereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements, for business to be brought before an annual meeting by a stockholder of the Company, the stockholder must have given timely notice in writing of the business to be brought before an annual meeting of stockholders of the Company to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the Company's principal executive offices, 5847 San Felipe, Suite 700, Houston, Texas 77057, on or before February 19, 1998. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the
Company's  books,  of  the  stockholder  proposing  such  business,   (iii)  the
acquisition date, the class and the number of shares of Common Stock that are owned beneficially by the stockholder, (iv) any material interest of the stockholder in such business and (v) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. Notwithstanding the foregoing bylaw provisions, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions. Notwithstanding anything in the Company's bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures outlined above.


                                  OTHER MATTERS



      The Board of Directors does not know of any other matters that are to be presented for action at the Special Meeting. However, if any other matters properly come before the Special Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.



                                      By Order of the Board of Directors




                                      /s/  Walter G. Goodrich
                                      -----------------------
                                      Walter G. "Gil" Goodrich
                                      President And Chief Executive Officer


Houston, Texas
February 16, 1998




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                                                                      APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         GOODRICH PETROLEUM CORPORATION

         Goodrich Petroleum  Corporation,  a corporation  organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the

"Corporation"), DOES HEREBY CERTIFY:

               FIRST: That By Unanimous Vote Of The Board Of Directors Of The Corporation Resolutions Were Duly Adopted Setting Forth A Proposed Amendment Of The Restated Certificate Of Incorporation Of The Corporation Declaring Such Amendment To Be Advisable And Calling A Special Meeting Of The Stockholders Of The Corporation For Consideration Thereof. The Resolutions Setting Forth The Proposed Amendment Are As Follows:

                        RESOLVED, that the  Board  of Directors deems it
                    advisable and in the best interest of the Corporation to reduce the number of outstanding shares of common stock of the Corporation by effecting a reverse stock split of the Corporation's outstanding shares of common stock by reclassifying each eight (8) shares of common stock held into one
                    (1) share of common stock; and to reduce the number of authorized shares of common stock of the Corporation from 100,000,000 shares to 25,000,000 shares, by amending the first paragraph of Article IV of the Restated Certificate of Incorporation to read in its entirety as follows:

                            "The  total   number  of  shares  of  all
                       classes of stock which the Corporation shall have authority to issue is thirty-five million (35,000,000), consisting of twenty-five million shares of Common Stock, par value $.20 per share, and ten million (10,000,000) shares of Preferred Stock, par value $1.00 per share."

               SECOND: That thereafter, pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.




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               THIRD: That the amendment  was  duly  adopted in  accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

               FOURTH: Immediately upon effectiveness of  this  Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each eight outstanding shares of the Corporation's Common Stock, par value $.20 per share ("Old Common Stock"), shall automatically, without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified into one new share of the Corporation's Common Stock, par value $.20 per share ("New Common Stock"), as constituted following the Effective Time. The reclassification of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time, regardless of when the certificates representing such shares of Old Common Stock are physically surrendered to the Corporation in exchange for certificates representing shares of New Common Stock. After the Effective Time, certificates representing shares of Old Common Stock will, until such shares are surrendered to the Corporation in exchange for certificates representing shares of New Common Stock, represent the number and class of shares of New Common Stock into which such shares of Old Common Stock shall have been converted pursuant to the reverse stock split and this amendment.

               In cases in which the conversion of shares of Old Common Stock into shares of New Common Stock shall result in any stockholder holding a fractional share, the Corporation shall pay the stockholder for such fractional share on the basis of the average closing market price of the Old Common Stock for the ten
          (10) trading days immediately preceding the Effective Time.

          IN WITNESS WHEREOF, Goodrich  Petroleum  Corporation  has  caused this certificate to be signed by Henry Goodrich, the Chairman of the  Board this 12th day of March, 1998.


                                      GOODRICH PETROLEUM CORPORATION


                                      By:_____________________________________
                                         Henry Goodrich, Chairman of the Board


                                    12
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